EXHIBIT 10.49

Reliant Pharmaceuticals, Inc. Letterhead

March 30, 2007

PERSONAL AND CONFIDENTIAL

Mr. Peter Garrambone

380 Crescent Drive

Franklin Lakes, NJ 07416

Dear Peter:

Reliant Pharmaceuticals, Inc., a Delaware orporation (“Reliant” or the “Company”), with primary offices at 110 Allen Road in Liberty Corner, New Jersey 07938, is pleased to extend this “Offer of Employment” to you.

The following is an outline of the terms of this employment offer:

•	Start Date:	On or before May 1, 2007.

•	Job Title/Status:	Sr. Vice President, Business Development. Full time.

•	Reporting:

You will report directly to the Chief Executive Officer of the Company. In the event that there is no CEO, you will report to the Board of Directors of the Company or such other senior executive as is designated by the Board of Directors.

•	Base Salary:	Your semi-monthly salary is $14,583.33, payable the 15th and last day of each month, and is annualized to $350,000.00, minus the appropriate taxes and withholdings.

•	Incentive Eligibility

As an employee, you will be eligible to participate in our incentive compensation program, as in effect from time to time, up to 75% of your base salary. You must be employed by Reliant at the end of a given calendar year in order to be eligible, and you must also meet specific incentive objectives that will be established and communicated to you.

•	Equity Participation:

You will be eligible to participate in the Company’s Incentive Award Plan, as in effect from time to time, pursuant to which you will be granted an option to purchase up to 90,000 shares of common stock of the Company at an exercise price equal to the fair market value of the common stock of the Company as determined by the Compensation Committee of the Company’s Board of Directors (the “Comp Committee”) at the time of grant. You will also receive a grant of 10,000 shares of restricted stock on the same terms and conditions as other vice presidents of the Company. Such options and restricted stock will vest annually over a four (4) year period and be subject to the other terms and conditions of the Company’s 2007 Incentive Award Plan and the related agreements pursuant to which such grants are made. Any additional grants of options and restricted stock are solely in the discretion of the Company and subject to approval of the Comp Committee.

•	Benefits:

During your employment with Reliant, you will be eligible for Reliant’s employee benefits program applicable to your position, in effect from time to time, subject to all plan terms and eligibility. The benefits for which you may be eligible are more fully described in the applicable plan summaries and related documents. The benefits currently offered to full-time employees include group medical, dental, vision and prescription coverage, group life and AD&D insurance, long-term and short-term disability insurance, 401(k) plan, flexible spending account, and select holidays. You will be eligible for a Combined-Time Off of eighteen (18) days which will accrue at the rate of 1.5 days per month. Additional information pertaining to benefits can be found in the enclosed employee packet.

•	Non-Solicitation:

You agree that Reliant has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during the term of your employment and for a period of twelve (12) months following the termination, for any reason, of your employment with the Company, you will not, directly or indirectly, entice or solicit or seek to induce or influence any of the Company’s executives or other key employees to leave their employment with the Company.

•	Termination:

If your employment with the Company is terminated by Reliant without “Cause” and you execute a general release of claims in a form reasonably satisfactory to Reliant, you will be entitled to one year base salary (subject to certain conditions) and certain medical benefits (such medical benefits to be subject to mitigation in the event you secure medical benefits following your separation from the Company). Following such one year period you will be entitled to enroll in’COBRA’ in accordance with applicable law.

•	Contingencies:	This offer is contingent upon the following:

		1.	our satisfactory completion of a reference check, including a criminal history record information background check.

		2.	satisfactory results of your successful completion of drug testing.

		3.	your furnishing us with proof of your identity and authorization to work in the United States.

		4.	your execution of the Company’s standard form of Confldentiality and Assignment Agreement.

		5.	your completion of all other appropriate forms provided to you by the Company during the hiring process.

Failure to meet any of these contingencies will render you ineligible for employment.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at Reliant is “at will.”  This means that you may resign from Reliant at any time with or without cause, and Reliant has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

We hope that you accept this offer of employment and look forward to you joining us. Please sign and date where indicated and return this letter to me to evidence your understanding of these terms and acceptance of this offer. By execution of this letter you are representing and warranting to the Company that your execution and delivery of this letter and performance of all of the terms of this letter and the performing of services for the Company in connection with your employment do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this agreement.

This offer shall expire at 5:00 pm (ET) on Friday, April 20, 2007 if we have not received your written acceptance of this offer by then.

Sincerely,

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Bradley T. Shears
Bradley T. Sheares, Ph.D.
Chief Executive Officer

Agreed to and Accepted:

/s/ Peter L. Garrambone, Jr.
Peter Garrambone

Date:  April 20, 2007